Exhibit 99.01

NEWS RELEASE for March 3, 2005 AT 7:30AM EST

Contact:	Michael J. Quinn, Chairman and CEO, 714-649-5050
Christine G. Ocampo, VP, CFO, 714-649-5066

CARDIOGENESIS REPORTS 2004 FOURTH QUARTER, YEAR END RESULTS
ANNUAL OPERATING INCOME REPORTED FOR FIRST TIME IN 16 YEAR COMPANY HISTORY

Company Posts 52% Increase in Quarter-to-Quarter Revenue and
14% Increase in Year-to-Year Revenue

FOOTHILL RANCH, CA (March 3, 2005) . . . Cardiogenesis Corporation (OTCBB:CGCP.OB), the market leader in angina-relieving Transmyocardial Revascularization (TMR) and Percutaneous Myocardial Channeling (PMC), today announced results for its fourth quarter and year ended December 31, 2004.

Fourth Quarter and Fiscal 2004 Highlights

     • Fourth quarter revenues increased by 52% from the prior year quarter to $5.2 million; Annual revenues increased by 14% to $15.5 million

     • Gross margins improved by 4 percentage points to 88% for the fourth quarter compared to the prior year quarter; Gross margins improved by 3 percentage points to 86% for the 2004 year compared to the prior year

     • Operating income increased by 146% to $1.4 million for the fourth quarter compared to the prior year quarter; Operating income increased by 260% to $497,000 for the 2004 year compared to the prior year

     • Increase in cash of $6.6 million as of December 31, 2004 over prior year levels

     Chairman and CEO Michael J. Quinn commented on the 2004 results, “We are very pleased with our performance in the fourth quarter and 2004. We reached an important milestone for this company- our first achievement of annual operating income in the 16 year history of this company and our highest annual revenue in the last four years. The FDA’s approval of our new SolarGen minimally invasive laser system in December brought 2004 to a close on a very positive note. The strong interest expressed by our customers was evidenced by the sale of three SolarGen lasers in the last week of the year.”

     “Our primary goal in 2004 was to enhance our product basket by bringing our greatly improved laser system to market and by developing our two new handpieces for our minimally invasive platform. We are pleased with the progress we made last year with the FDA and with our successful approval of the SolarGen laser. We have already submitted FDA applications on the minimally invasive handpieces and we will continue to make progress towards obtaining approval on those devices in 2005. Looking

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forward, we intend to build on our recent successes with the introduction of new products in the coming year for our minimally invasive and robotically assisted approaches to TMR.”

     Net revenues in the fourth quarter of 2004 were $5.2 million compared to $3.4 million in the same period in 2003, an increase of 52 percent. Net revenues in the 2004 fourth quarter included a higher number of laser sales than in the 2003 fourth quarter, of which 44% of laser sales revenue for the fourth quarter was attributed to sales of the new SolarGen laser.

     Gross profit margins in 2004 continued to improve increasing to a record 88 percent in the fourth quarter and 86 percent for the full year, up from 84 percent and 83 percent, respectively, for the 2003 fourth quarter and full year. The increase in margins is attributed to a higher number of laser sales in both periods, which result in higher profit margins.

     Sales, general and administrative expenses in this year’s fourth quarter increased approximately $740,000 from the prior year period to $2.9 million, and for the full year increased $1.7 million to $11.3 million due primarily to increases in sales compensation costs as a result of increased sales revenue as well as increased marketing expenses due to the introduction of our new minimally invasive platform and platelet rich plasma product line.

     Research and development costs increased by $145,000 to $253,000 for the 2004 fourth quarter from the prior year quarter. The increase resulted from costs incurred for the development and testing of the SolarGen laser and the development of our new handpieces for our minimally invasive platform. Research and development costs decreased by 26% to $1.4 million for the 2004 year from $1.9 million from the prior year. The decrease resulted from decreases in the costs associated with the Company’s efforts to obtain FDA clearance for PMC. Such costs were $1.4 million in 2003 compared to $288,000 in 2004, with the decrease being partially offset by increased spending on research and development activity for our new products in 2004.

     For the full year of 2004, the company generated income from operations of $497,000, a significant improvement of 260 percent from a loss from operations of $311,000 in 2003. Net revenues in 2004 increased by 14% to $15.5 million in 2004 from $13.5 million in the prior year. This represents the highest annual revenue in the last four years and the highest year-to-year revenue increase since 1999.

     The Company expects to incur significant non-operating, non-cash interest and other charges resulting from the valuation of warrants and derivatives related to the convertible debt financing completed in October 2004. These charges will result in a net loss for the quarter and year ended December 31, 2004 and will be reflected in the Company’s Annual Report on Form 10-K. The Company is currently finalizing its determination of the exact amount of such charges. Since the amount has not yet been determined, the Company is unable to report net loss for the fourth quarter and year ended December 31, 2004 at this time. However, the Company expects that such non-operating,

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non-cash charges will total between $1.6 million and $3.7 million which will result in the Company reporting a net loss for the year ended December 31, 2004 of between $1.2 million and $3.3 million.

     “We are extremely pleased with the goals we accomplished in 2004,” Quinn commented. “We achieved our highest annual revenue since the year 2000 and our highest annual profit margin in the history of the company. Our fourth quarter revenue was the highest quarterly revenue over the last 19 quarters and the highest quarterly profit margin in the company’s history. We also achieved our first annual operating income in the company’s 16 year history. We introduced two new products to the market, our SolarGen laser system and celleratOR platelet rich plasma product line at the end of the year. We also brought two new handpieces to the FDA for review. To assist in introducing our new technologies and products for our growing TMR business, we raised a total of $8.7 million, further strengthening our balance sheet and allowing us to support our product and business development activities.”

     As a way to enhance the momentum the Company created entering into 2005, the Company recently reorganized its business unit structure by adding two divisions. A third sales division was added to the Company’s domestic business creating a total of three domestic sales divisions. In addition, the Company added an International division that the Company believes will enable it to execute a targeted approach in enhancing the Company’s existing international business and creating new sales opportunities.

     During the fourth quarter of 2004, the Company shipped 6 lasers and converted 6 installed lasers to sale and worldwide disposable shipments were 806 units. In 2004, a total of 23 lasers were shipped, 11 lasers were converted to sale and worldwide disposable shipments were 3,018 units. This compares to the shipment of 3 lasers, the conversion of 5 installed lasers to sale and worldwide disposable shipments of 666 units in the fourth quarter of 2003. In 2003, 25 lasers were shipped, 7 lasers were converted to sale and worldwide disposable shipments were 2,895 units.

Conference Call

     Cardiogenesis will host a conference call today to discuss the Company’s results for its fourth quarter and year ended December 31, 2004. The call will take place at 12:30 p.m. EST (Eastern) and will be broadcast live over the Internet. Those interested in listening to the live webcast of the conference call may do so by going to the Company’s website at www.cardiogenesis.com.

     Web participants are encouraged to go to the selected website at least 15 minutes prior to the start of the call to register and, if necessary, download and install any needed audio software. An online webcast replay of the call will be accessible at www.cardiogenesis.com for seven days starting shortly after the live webcast.

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About Cardiogenesis Corporation

     Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium: YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the Cardiogenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease. Surgical products and accessories for the Company’s minimally invasive Percutaneous Myocardial Channeling (PMC) procedure are currently being marketed in Europe and other international markets.

     For more information on the Company and its products, please visit the Cardiogenesis company web site at www.cardiogenesis.com. or the patient and physician website at www.heartofnewlife.com. heartofnewlife.com is a resource for patients and physicians which provides medical information on TMR

     With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMC procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; and the Company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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CARDIOGENESIS CORPORATION
SELECTED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003
Net revenues	$5,200	$3,412	$15,454	$13,518
Cost of revenues	623	550	2,193	2,295

Gross profit	4,577	2,862	13,261	11,223

Operating expenses
Research and development	253	108	1,442	1,944
Sales, general and administrative	2,924	2,184	11,322	9,590

Total operating expenses	3,177	2,292	12,764	11,534

Income (loss) from operations	$1,400	$570	$497	$(311)

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